                                                                   Exhibit 10.23

                 AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

                                   DATED AS OF

                                OCTOBER 19, 2006

                                     Between

                            CPI AEROSTRUCTURES, INC.
                                  as Borrower,

                                       and

                           JPMORGAN CHASE BANK, N.A.,
                                     as Bank

     Reference is made to the Revolving Credit Agreement dated September 12,
2003 between CPI Aerostructures, Inc. ("Borrower") and JPMorgan Chase Bank
("Bank") ("Existing Credit Agreement"). Borrower and Bank agree that to the extent that this Agreement (as defined below) amends the Existing Credit
Agreement, the Existing Credit Agreement is amended, and to the extent that this
Agreement restates the Existing Credit Agreement, the Existing Credit Agreement
is restated.

     AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of October 19,
2006 between CPI Aerostructures, Inc. ("Borrower") and JPMorgan Chase Bank, N.A.
("Bank").

     The parties to this Agreement hereby agree as follows:

                 ARTICLE I - DEFINITIONS, ACCOUNTING TERMS, ETC.

     Section 1.01. Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

     "Account" means any right to payment for goods sold or services rendered.

     "Account Debtor" means each Person obligated to make payment on an Account.

     "Affiliate" means any Person which directly or indirectly Controls, or is
Controlled by, or is under common Control with a Credit Party.

     "Affiliate Guarantor" means an Affiliate of Borrower in which Borrower owns or controls twenty percent (20%) or more of the Equity Interest of such
Affiliate.

     "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (1) the Prime Rate in effect on such day, or (2) the Federal Funds
Effective Rate in effect on such day plus one-half of one percent (0.50%). Any change in the Alternate Base Rate due to a change in the Prime Rate or the
Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate,
respectively.

     "Agreement" means this Amended and Restated Revolving Credit Agreement.

     "Applicable Margin" means 1.50% per annum.

     "Bank" means JPMorgan Chase Bank, N.A..

     "Bank's Office" means 395 North Service Road, Suite 302, Melville, New York
11747.

     "Board of Governors" means the Board of Governors of the Federal Reserve
System.

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     "Borrower" means CPI Aerostructures, Inc.

     "Borrowing Base" means, at any time, an amount equal to 85% of the face amount of all Eligible Accounts.

     "Borrowing Base Certificate" means a certificate in substantially the form of "Borrowing Base Certificate" (Exhibit D).

     "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

     "Capital Lease" means a lease which is or should be capitalized in accordance with GAAP.

     "Change in Control" means (1) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity
Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower; (2)
occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (a) nominated by the board of directors of Borrower nor (b) appointed by directors so nominated; or (3) the acquisition of direct or indirect Control of Borrower by any Person or group.

     "Closing Date" means October 19, 2006.

     "Code" means the Internal Revenue Code of 1986.

     "Collateral" means each asset in which Bank is granted a security interest pursuant to a Security Document.

     "Consolidation Date" means the day Borrower forms, creates or acquires a
Consolidated Subsidiary.

     "Consolidated Subsidiary" means each Subsidiary of Borrower which, in accordance with GAAP, should be included in the consolidated financial statements of Borrower.

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Credit Parties" means Borrower and each Guarantor, if any, or any or all of the foregoing, all as the context may require.

                                        2

     "Debt" means, with respect to any Person, each of the following (1)
indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations), (2) all obligations evidenced by bonds, debentures, notes or other similar instruments, (3)
obligations as lessee under Capital Leases, (4) current and future liabilities in respect of unfunded vested benefits under any Plan, (5) reimbursement obligations under letters of credit issued for the account of any Person, (6)
all reimbursement obligations arising under bankers' or trade acceptances, (7)
all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, (8) all obligations secured by any Lien on property owned by such Person even if the obligations secured by such Lien on such property have not been assumed, (9) all other liabilities recorded, or required to be recorded, in such
Person's financial statements in accordance with GAAP, and (10) all obligations under any agreement providing for a swap, ceiling rates, ceiling and floor rates, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described above in this definition.

     "Default" means any of the events specified in "Events of Default" (Section
8.01), whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "Default Rate" means a variable rate 3.00% above the Prime Rate plus the
Applicable Margin.

     "Dollars" and the sign "$" mean lawful money of the United States of
America.

     "Eligible Account" means an Account owing to Borrower, now existing or hereinafter arising, which Account met the following specification at the time it came into existence and continues to meet the same until it is collected in full:

     (1) A final or progress invoice was issued on such Account, the Account
Debtor is not given more than 90 calendar days from the invoice date of such
Account to pay such Account, such Account does not remain outstanding and unpaid on or after 90 days from the date of the invoice for such Account, such Account is payable in the United States in Dollars and the invoice on such Account is unconditional, does not permit returns except for defective goods, does not restrict collection rights,

     (2) The Account arose from the outright sale of goods or from the performance of services in the ordinary course of business, and in the case of goods, such goods have been shipped to the Account Debtor and no return, rejection or repossession has occurred, and such goods have been finally accepted by the Account Debtor without dispute, and in the case of services, such services have been completed and finally accepted by the Account Debtor without dispute,

     (3) The Account is a valid and legally enforceable obligation of the
Account Debtor and is not subject to any credit, allowance, defense, offset, counterclaim or adjustment by the

                                        3

Account Debtor other than a credit or allowance provided in accordance with the customary credit and collection practices of Borrower,

     (4) The Account is not subject to any Lien (other than the Lien of Bank)
and Bank has a first priority perfected Lien in such Account,

     (5) The Account is evidenced by such invoices, shipping documents, or other instruments ordinarily used in the trade and the Account is not evidenced by chattel paper or an instrument of any kind, unless in the case of a note such note is duly endorsed to Bank,

     (6) No notice or knowledge of the bankruptcy, insolvency, failure, or suspension or termination of business of the Account Debtor has been received by
Borrower, nor has the Account been written-off, deemed uncollectible or referred to a collection agency or an attorney by Borrower,

     (7) The Account conforms to all representations, warranties and other provisions of each of the Financing Documents,

     (8) The Account Debtor is not an Affiliate of Borrower, nor a creditor of
Borrower nor a supplier of goods or services to Borrower,

     (9) The Account Debtor is not a Governmental Authority other than the
United States of America or any department, agency, bureau or division thereof,

     (10) The Account Debtor is a resident of the United States unless the obligation of such Account Debtor is secured by a letter of credit in a form and issued by a financial institution satisfactory to Bank,

     (11) The Accounts are not payable in accordance with a contract where 50%
of the aggregate Dollar amount of invoices billed based on such contract are 90 days past the date of their respective invoice dates,

     (12) The Account Debtor has not attempted to renegotiate the amount of such
Account,

     (13) The Account Debtor is not located in any state in which Borrower is required to qualify to do business and Borrower is not so qualified and such state does not permit Borrower to retroactively cure its failure to so qualify,

     (14) The Account is not a credit balance, and

     (15) Bank in its reasonable discretion has not deemed the Account or
Account Debtor unsatisfactory.

     Provided, however, the above definition of Eligible Accounts Receivable may be modified by Bank in its sole discretion at any time after the occurrence of a
Default or Event of Default and at any other time upon thirty (30) days prior written notice.

                                        4

     Provided further, notwithstanding any other term of this Agreement, including this definition, Accounts due under a Government Contract are not
Eligible Accounts, whether or not there is compliance with the Assignment of
Claims Act of 1940 with respect to such Account.

     "Environmental Discharge" means any discharge or release of any Hazardous
Materials in violation of any applicable Environmental Law.

     "Environmental Law" means any Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the workplace, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     "Environmental Notice" means any complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to the failure of a Credit Party to comply or requirements with respect to future compliance with any Environmental Law in connection with any activity or operations at any time conducted by such Credit Party, (2) relating to the occurrence or presence of or exposure to, or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous
Materials at the locations or facilities of a Credit Party, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility, (b) remediation of any
Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof, and (3) any material violation or alleged material violation of any relevant Environmental Law.

     "Equity Interest" means shares of capital stock, partnership interest, membership interest, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of
Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower.

     "Event of Default" means any of the events specified in "Events of Default"
(Section 8.01), provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "Federal Funds Effective Rate" means, for any day, the weighted average
(rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business
Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if

                                        5

necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Bank from three Federal funds brokers of recognized standing selected by Bank.

     "Field Audit" has the meaning specified in "Rights of Inspection" (Section
5.07).

     "Financing Documents" means this Agreement, the Revolving Credit Note, each
Security Document, each Guaranty, and each other agreement or document executed pursuant to or in connection with any such agreement, or any or all of the foregoing, all as the context may require.

     "Fiscal Quarter" means each period from January 1 to March 31, April 1 to
June 30, July 1 to September 30 and October 1 to December 31.

     "Fiscal Year" means each period from January 1 to December 31.

     "GAAP" means generally accepted accounting principles as then in effect in the United States.

     "Good Faith Contest" means the contest of an item if (1) the item is diligently contested in good faith by appropriate proceedings timely instituted,
(2) adequate reserves are established with respect to the contested item, (3)
during the period of such contest, the enforcement of any contested item is effectively stayed, and (4) the failure to pay or comply with the contested item has not and could not result in a Material Adverse Change.

     "Governmental Approvals" means any authorization, consent, or approval of, or any license, permit, or certification issued by, or any exemption of, registration or filing with or report or notice to, any Governmental Authority.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Government Contract" means any contract entered into between Borrower and the government of the Unites States of America or any department, agency or instrumentality thereof.

     "Guarantors" means all Persons that execute and deliver a Guaranty, or any or all of the foregoing, all as the context may require.

     "Guaranty" means a Guaranty in substantially the form of "Guaranty"
(Exhibit B).

     "Hazardous Materials" means any pollutant, contaminants, toxic or hazardous wastes or other substances regulated by Environmental Law, as any of those terms are defined from time to time in or for the purposes of any relevant
Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

                                        6

     "Interest Payment Date" means the last Business Day of each month and the
Revolving Credit Facility Termination Date.

     "Law" means any treaty, federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree, judgment or agreement with a Governmental
Authority.

     "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform
Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

     "Material Adverse Change" means either (1) a material adverse change in the status of the business, assets, liabilities, results of operations, conditions
(financial or otherwise), property or prospects of any Credit Party, or (2) any event or occurrence of whatever nature which could have a material adverse effect on the ability of any Credit Party to perform its obligations under the
Financing Documents to which it is a party.

     "Material Contract" means each contract pursuant to which Borrower will receive total payments of $250,000 or more.

     "Material Contract Schedule" means a schedule in substantially the form of
"Material Contracts Schedule" (Exhibit E).

     "Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA which covers employees of Borrower or any ERISA Affiliate.

     "Net Income" means, for any period, (1) prior to the Consolidation Date, the net income (exclusive of extraordinary gains and inclusive of extraordinary losses) of Borrower for such period, and (2) on and after the Consolidation
Date, the net income (exclusive of extraordinary gains and inclusive of extraordinary losses) of Borrower and its Consolidated Subsidiaries, on a consolidated basis, for such period, all as determined in accordance with GAAP.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Liens" means each of the Liens permitted under "Liens" (Section
6.03).

     "Person" means an individual, partnership (including limited liability partnerships), limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental
Authority or other entity of whatever nature.

                                        7

     "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower or any ERISA Affiliate.

     "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City, each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     "Prohibited Transaction" means any transaction set forth in Section 406 of
ERISA or Section 4975 of the Internal Revenue Code of 1986.

     "Reportable Event" means any of the events set forth in Section 4043 of
ERISA.

     "Revolving Credit Commitment" means Bank's obligations to make Revolving
Credit Loans to Borrower pursuant to "Revolving Credit" (Section 2.01).

     "Revolving Credit Facility" means the lesser of (1) the Revolving Credit
Facility Maximum Amount or (2) the then current Borrowing Base.

     "Revolving Credit Facility Maximum Amount" means $1,000,000, as such amount may be reduced in accordance with "Reduction in Revolving Credit Facility"
(Section 2.02).

     "Revolving Credit Facility Termination Date" means December 31, 2006.

     "Revolving Credit Loans" has the meaning specified in "Revolving Credits"
(Section 2.01).

     "Revolving Credit Note" has the meaning specified in "Revolving Credit
Note" (Section 2.09).

     "Security Agreement (Borrower) means the Amended and Restated Security
Agreement dated the Closing Date made by Borrower for the benefit of Bank.

     "Security Agreement (Guarantor)" means a Security Agreement in substantially the form of "Security Agreement" (Exhibit C).

     "Security Documents" means the Security Agreement (Borrower) and each
Security Agreement (Guarantor), if any, or any or all of the foregoing, all as the context may require.

     "Solvent" means, when used with respect to any Person, that (1) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person, (2) the present fair salable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (3) such Person does not intend to, and does not believe that it will, incur debts or

                                        8

liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (4) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "Subsidiary" means, as to any Person, any corporation, partnership, limited liability company or joint venture whether now existing or hereafter organized or acquired (1) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more
Subsidiaries of such Person or (2) in the case of a partnership, limited liability company or joint venture, of which a majority of the partnership, membership or other ownership interests are at the time owned by such Person and/or one or more Subsidiaries of such Person.

     Section 1.02. Rules of Construction. When used in this Agreement (1) "or"
is not exclusive, (2) a reference to a Law includes any amendment or modification to such Law, (3) a reference to a Person includes its permitted successors and permitted assigns, and (4) unless otherwise provided for in this
Agreement, a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Financing Documents.

     Section 1.03. Accounting Principles and Terms. Except as otherwise provided in this Agreement, (1) all computations and determinations as to financial matters, and all financial statements to be delivered under this Agreement, shall be made or prepared in accordance with GAAP, and (2) all accounting terms used in this Agreement shall have the meaning ascribed to such terms by such principles.

                           ARTICLE II REVOLVING CREDIT

     Section 2.01 Revolving Credit. Subject to the terms and conditions of this
Agreement, Bank agrees to make loans pursuant to this Section ("Revolving Credit
Loans") to Borrower from time to time during the period from the Closing Date to but not including the Revolving Credit Facility Termination Date, provided that the aggregate principal amount of all Revolving Credit Loans outstanding at any time does not exceed the Revolving Credit Facility. Each Revolving Credit Loan
which shall not utilize the Revolving Credit Facility in full shall be in the minimum amount of $100,000. Within the limits of the Revolving Credit Facility
Borrower may borrow, prepay pursuant to "Optional Prepayments" (Section 2.11), and reborrow under this Section.

                                        9

     Section 2.02. Reduction in Revolving Credit Facility. Upon at least 3
Business Days prior written notice to Bank, Borrower has the right to terminate in whole, or reduce in part, the unused portion of the Revolving Credit
Facility, provided that each partial reduction shall be in an amount of not less than $500,000. Once the Revolving Credit Facility has been reduced it cannot be reinstated by Borrower.

     Section 2.03. Commitment Fee. Borrower agrees to pay to Bank a commitment fee ("Commitment Fee") on the average daily difference between the Revolving
Credit Facility Maximum Amount and the aggregate principal amount of all outstanding Revolving Credit Loans from and including the Closing Date to but excluding the Revolving Credit Facility Termination Date at a rate per annum equal to 0.25%. The Commitment Fee is calculated based on a year of 360 days for the actual number of days elapsed. The accrued Commitment Fee shall be paid in arrears at Bank's Office in immediately available funds on the last day of each calendar quarter.

     Section 2.04. Notice and Manner of Borrowing. Borrower shall give Bank telephonic notice (immediately confirmed in writing) of each Revolving Credit
Loan by 11:00 a.m. on the day of making such Revolving Credit Loan. Each such notice must specify (1) the date of the requested Revolving Credit Loan and (2)
the amount of the requested Revolving Credit Loan. Not later than 4:00 p.m. (New
York City time) on the date of each Revolving Credit Loan and upon fulfillment of the applicable conditions set forth in this Agreement, Bank will make such
Revolving Credit Loan available to Borrower in immediately available funds by crediting the amount of such Revolving Credit Loan to the account of Borrower with Bank.

     All notices given under this Section shall be irrevocable and shall be given not later than 11:00 a.m. (New York City time) on a Business Day which is not less than the number of Business Days specified above for such notice.

     Section 2.05. Interest. Borrower shall pay interest to Bank on the outstanding and unpaid principal amount of the Revolving Credit Loans at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin. Any change in the interest rate based on the Alternate Base Rate resulting from a change in the Alternate Base Rate shall be effective as of the opening of business on the day on which such change in the Alternate Base Rate becomes effective. Interest on the Revolving Credit Loans shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on the Revolving Credit Loan shall be payable on each Interest Payment Date. Any principal or interest not paid when due (at maturity, by acceleration, or otherwise) shall bear interest from the date when due until paid in full, payable on demand, at the Default Rate. The applicable Alternate Base Rate shall be determined by Bank, and such determination shall be conclusive absent manifest error. Notwithstanding the foregoing, during the continuance of an
Event of Default, at the option of Bank, the revolving Credit Loans will bear interest at the Default Rate.

     Section 2.06. Revolving Credit Note. The Revolving Credit Loans shall be evidenced by, and repaid with interest in accordance with, a single promissory note of Borrower in substantially the form of the "Amended and Restated
Revolving Credit Note" (Exhibit A) duly completed. The Revolving Credit Note shall be (1) in the principal amount of $1,000,000, (2)

                                       10

dated the Closing Date, and (3) payable to Bank at Bank's Office. The Revolving
Credit Loans will be repaid in full on the Revolving Credit Facility Termination
Date.

     Section 2.07. Method of Payment. Borrower shall make each payment under this Agreement and under the Revolving Credit Note not later than 11:00 a.m.
(New York City time) on the date when due in Dollars to Bank at Bank's Office in immediately available funds. Borrower hereby authorizes Bank to charge against any account of Borrower with Bank each payment under this Agreement and under the Revolving Credit Note when due. Whenever any payment to be made under this
Agreement or under the Revolving Credit Note is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business
Day, and such extension of time shall in such case be included in the computation of the payment of interest.

     Section 2.08. Optional Prepayments. Borrower may, upon at least one (1)
Business Day prior written notice (effective upon receipt) to Bank, prepay the
Revolving Credit Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that each partial prepayment shall be in a principal amount of not less than $100,000. Prepayments of the
Revolving Credit Loans in accordance with the terms of this Section shall be without premium or penalty.

     Section 2.09. Mandatory Prepayment. If the aggregate principal amount of all outstanding Revolving Credit Loans exceeds the Borrowing Base then Borrower will immediately prepay the Revolving Credit Loans in an amount so that the aggregate principal amount of the outstanding Revolving Credit Loans does not exceed the Borrowing Base.

     Section 2.10. Use of Proceeds. The proceeds of the Revolving Credit Loans will be used by Borrower to partially finance its ongoing working capital requirements, and specifically, to provide liquidity to support the performance under contracts of Borrower. Borrower will not, directly or indirectly, use any part of the proceeds of the Revolving Credit Loans for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of
Governors or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

                        ARTICLE III CONDITIONS PRECEDENT

     Section 3.01. Conditions Precedent. The obligation of Bank to enter into this Agreement and to make the initial Revolving Credit Loan is subject to the condition precedent that Bank shall have received on or before the Closing Date each of the following, each in form and substance reasonably satisfactory to
Bank and its counsel:

     (1) Revolving Credit Note. The Revolving Credit Note duly executed and delivered by Borrower.

     (2) Security Agreement. The Security Agreement duly executed and delivered by Borrower, together with Uniform Commercial Code searches identifying all financing statements

                                       11

on file with respect to Borrower in all applicable jurisdictions indicating that no Person, other than Bank, has a Lien (other than a Permitted Lien) on any of the Collateral as to which perfection is obtained by the filing of a financing statement.

     (3) Evidence of Insurance. Evidence that (a) all insurance required to be maintained under the Financing Documents is in full force and effect, and (b) to the extent required under the Financing Documents, Bank has been designated a loss payee and additional insured under such insurance.

     (4) Certificate. The following statements shall be true and Bank shall have received a certificate signed by a duly authorized representative of Borrower
(dated the Closing Date) stating that:

     (a) The representations and warranties contained in each of the Financing
     Documents are, if subject to a materiality limitation or qualification, correct, and if not subject to such a limitation or qualification, materially correct, on and as of the Closing Date, as though made on and as of such date, and

     (b) No Default or Event of Default has occurred and is continuing, or would result from the transactions contemplated by this Agreement and the other
     Financing Documents.

     (5) Consents and Approvals. Evidence that all consents and approvals required from any Person, including Governmental Authorities in connection with the transactions and the financing contemplated by the Financing Documents have been obtained.

     (6) Form 10-Q. A copy of Borrower's "Form 10-Q" for the fiscal quarter ended June 30, 2006.

     (7) Borrowing Base Certificate. A Borrowing Base Certificate dated as of the Closing Date.

     (8) Loan and Credit Agreements. Delivery of copies of all material loan or credit agreements entered into by Borrower.

     (9) Fee. Payment to Bank of a fee of $2,500.

     (10) Accounts Receivable Aging. Delivery of an accounts receivable aging for Borrower (dated within 30 days prior to the Closing Date).

     (11) Fees and Expense. Payment of all fees and expenses required to be paid in accordance with the Financing Document, including the reasonable fees and expenses of counsel to Bank.

     Section 3.02 Conditions Precedent to All Revolving Credit Loans. The
obligation of Bank to make each Revolving Credit Loan after the Closing Date is subject to the further conditions precedent that on the date of making such
Revolving Credit Loan:

                                       12

     (1) Representations and Warranties, No Defaults or Events of Default. The
following statements shall be true:

     (a) The representations and warranties contained in each of the Financing
Documents are, if subject to a materiality limitation or qualification, correct and if not subject to such a limitation or qualification, materially correct, on and as of the date of making such Revolving Credit Loan as though made on and as of such date,

     (b) No Default or Event of Default has occurred and is continuing, or would result from making such Revolving Credit Loan, and

     (2) Compliance with the Borrowing Base. Delivery of a current Borrowing
Base Certificate indicating that after giving effect to such requested Revolving
Credit Loan that Borrower will be in compliance with the Borrowing Base.

     (3) Additional Documentation. Bank shall have received such other approvals, opinions or documents as Bank may reasonably request.

     Each request for a Revolving Credit Loan and acceptance by Borrower of the proceeds of such Revolving Credit Loan constitute a representation and warranty that the statements contained in subsection (1) of this Section are true and correct both on the date of such request and, unless Borrower otherwise notifies
Bank prior to the receipt of the proceeds of such Revolving Credit Loan, as of the date of making such Revolving Credit Loan.

                    ARTICLE IV REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants to Bank as follows:

     Section 4.01. Formation, Good Standing, Corporate Power and Due
Qualification. Borrower (1) is a corporation duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation, (2) has the corporate power and authority to own its assets and to transact the business in which it now engages or proposes to engage in, and (3) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which such qualification is required.

     Section 4.02. Corporate Authority, No Contravention. The execution, delivery and performance by Borrower of each Financing Document to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of its stockholders which has not been obtained, (2) contravene its certificate of incorporation or by-laws or other organizational document, (3)
violate any provision of any Law, order, writ, judgment, injunction, decree, determination, or award presently in effect applicable to it, (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which it is a party or by which it or its properties may be bound or affected, or (5) result in, or require, the

                                       13

creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by it.

     Section 4.03. Governmental Authority. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by Borrower of any
Financing Document to which it is a party.

     Section 4.04. Legally Enforceable Financing Documents. Each Financing
Document to which Borrower is a party is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except to the extent that such enforcement may be limited by (1) applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally, or (2)
general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

     Section 4.05. Financial Statements. The consolidated balance sheet of
Borrower and its Consolidated Subsidiary as of December 31, 2005, and the
related consolidated statement of income and consolidated statement of cash flows for the Fiscal Year of Borrower then ended, and the accompanying footnotes, together with the audit report on such financial statements, dated
February 2006 of Goldstein Golub Kessler LLP, its independent certified public accountants, copies of which have been furnished to Bank, fairly present the financial condition of Borrower and its Consolidated Subsidiary as of such dates and the results of the operations of Borrower and its Consolidated Subsidiary for the periods covered by such statements, all in accordance with GAAP consistently applied. There are no contingent liabilities of Borrower equal to or greater than $100,000 in the aggregate or $50,000 in each individual case which are not reflected in such financial statements.

     Section 4.06. Material Adverse Change. No Material Adverse Change has
occurred since the Closing Date.

     Section 4.07. Information. No information, exhibit or report furnished by
Borrower or any other Person to Bank in connection with the Financing Documents or any transaction contemplated by any such Document contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading. Borrower has disclosed to Bank in writing any and all facts known to Borrower which relate to the business of Borrower which are reasonably likely to result in a Material Adverse
Change.

     Section 4.08. Litigation. There is no action, suit or proceeding pending or, to the knowledge of Borrower, threatened against or affecting any Credit
Party before any Governmental Authority or arbitrator which could, in any one case or in the aggregate, result in a Material Adverse Change.

     Section 4.09. Ownership and Liens. Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in "Financial Statements" (Section 4.05) (other than any properties or assets disposed of in the ordinary course of

                                       14

business), and none of the properties and assets owned by Borrower and none of the leasehold interests of Borrower is subject to any Lien, except for Permitted
Liens.

     Section 4.10. Subsidiaries. No Credit Party has any Subsidiaries, except in the case of Borrower, a Guarantor.

     Section 4.11. Partnerships and Joint Ventures. Borrower is not a partner in any partnership or a party to a joint venture.

     Section 4.12. Compliance with Laws. No Credit Party is in violation of any
Law or in default with respect to any judgment, writ, injunction or decree where such violation or default has resulted in, or could result in, a Material
Adverse Change. Each Credit Party possesses and is in compliance in all material respects with all Governmental Approvals required to conduct its business as now conducted and as presently proposed to be conducted.

     Section 4.13. Taxes. Each Credit Party has filed all tax returns (foreign, federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies due pursuant either to such returns or any assessment received by such Credit Party. The charges, accruals and reserves on the books of each Credit Party for taxes or other governmental charges are adequate.

     Section 4.14. ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA applicable to Borrower. Neither a
Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed nor has any Plan been terminated. No circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings. Neither Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a
Multiemployer Plan. Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and there are no unfunded vested benefits. Neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

     Section 4.15. Environmental Protection. Each Credit Party has obtained all
Governmental Approvals required of such Credit Party under all Environmental
Laws. Each Credit Party is in compliance in all material respects with all such
Governmental Approvals, all Environmental Laws, and all agreements entered into with any Governmental Authority under or pursuant to or with respect to any such
Governmental Approval or Environmental Law.

     Section 4.16. No Defaults on Outstanding Judgments or Orders. Each Credit
Party has satisfied all judgments against such Credit Party and no Credit Party is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any Governmental Authority or arbitrator.

     Section 4.17. Licenses and Intellectual Property. Each Credit Party
possesses all licenses, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its

                                       15

business as now conducted and as presently proposed to be conducted, and no
Credit Party is in violation of any valid rights of others with respect to any of the items noted above.

     Section 4.18. Labor Disputes and Acts of God. Neither the business nor the properties of any Credit Party are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) which has resulted in, or is reasonable likely to result in, a Material Adverse Change.

     Section 4.19. Other Agreements. No Credit Party is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any organizational document restriction which has resulted in, or is reasonably likely to result in, a Material Adverse Change. No
Credit Party is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party where such default has resulted in, or is reasonably likely to result in, a Material Adverse Change.

     Section 4.20. Governmental Regulation. Borrower is not subject to any Law limiting its ability to incur its obligations under any of the Financing
Documents to which it is a party, including the Public Utility Holding Company
Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, or
the Federal Power Act.

     Section 4.21. Government Contracts. Borrower's right to receive payment of the Account due to Borrower under each Government Contract is assignable to Bank pursuant to the Assignment of Claims Act of 1940. Borrower is in compliance with all Laws applicable to Persons entering into and performing Government
Contracts. Borrower has not received any notice of suspension, debarment, cure notice, show cause notice or notice of termination for default under or with respect to any Government Contract to which Borrower is a party. There is no action, suit or proceeding pending, or to the knowledge of Borrower, threatened, commenced by the United States government against Borrower seeking suspension, debarment, or termination for default. There is no other adverse action or proceeding of the United States government in connection with any Government
Contract to which Borrower is a party.

     Section 4.22. Solvent. Borrower is Solvent.

                         ARTICLE V AFFIRMATIVE COVENANTS

     So long as the Revolving Credit Note remains unpaid or any other amount is owing by any Credit Party to Bank under any Financing Document, each Credit
Party shall:

     Section 5.01. Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

                                       16

     Section 5.02. Maintenance of Records. Keep adequate records and books of account in which complete entries reflecting all financial transactions will be made in material conformity with GAAP consistently applied.

     Section 5.03. Maintenance of Properties. Maintain, keep and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

     Section 5.04. Conduct of Business. Continue to engage in a business of the same general type as conducted by it on the Closing Date.

     Section 5.05. Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in the same or a similar business and similarly situated. At all times have Bank designated as a loss payee and additional insured, as applicable, on all such policies.

     Section 5.06. Compliance With Laws. Comply with all applicable Laws and
Governmental Approvals, such compliance to include paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except in the case of taxes, where such taxes are the subject of a Good Faith Contest. Without limiting the generality of the foregoing sentence, comply in all material respects with all applicable Environmental Laws and pay or cause to be paid all costs and expenses incurred in connection with such compliance.

     Section 5.07. Right of Inspection. Upon reasonable notice and at any reasonable time and from time to time, permit Bank or any agent or representative of Bank (1) to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Credit Party, and (2) to discuss the affairs, finances and accounts of such Credit Party with any of its officers, directors, and the independent accountants for such Credit
Party.

     Permit Bank or any agent or representative of Bank at any time to conduct a field audit ("Field Audit") of the accounts receivable, inventory and all other books and record of each Credit Party.

     Section 5.08. Other Agreements. Perform and comply with each of the provisions of each and every agreement to which it is a party where the failure to perform or comply could result in a Material Adverse Change.

     Section 5.09. Reporting Requirements. Furnish to Bank:

     (1) Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each first, second and third Fiscal
Quarter of each Fiscal Year, (a) prior to the Consolidation Date, a balance sheet of Borrower as of the end of such quarter, and statements of income and statements of cash flow for Borrower for such quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such

                                       17

quarter, and (b) on and after the Consolidation Date, a consolidated and consolidating balance sheet of Borrower and its Consolidated Subsidiaries, as of the end of such quarter, and consolidated and consolidating statements of income and consolidated and consolidating statements of cash flow for Borrower and its
Consolidated Subsidiaries for such quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, in the case of both (a) and (b) above all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in such previous Fiscal Year, and all prepared in compliance with GAAP consistently applied, and certified by the chief financial officer of Borrower that they are complete and correct and that they fairly present the financial condition of
Borrower as of the end of such quarter, and the results of operations for such quarter and such portion of such Fiscal Year (subject to normal year-end adjustments).

     (2) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, (a) prior to the
Consolidation Date, a balance sheet of Borrower as of the end of such Fiscal
Year, and the related statement of income and statement of cash flows for the
Fiscal Year then ended, and (b) on and after the Consolidation Date, a consolidated and consolidating balance sheet of Borrower and its Consolidated
Subsidiaries as of the end of such Fiscal Year, and the related consolidated and consolidating statement of income and consolidated and consolidating statement of cash flows for the Fiscal Year then ended, and in the case of both (a) and
(b) above, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in such prior Fiscal
Year, and all prepared in accordance with GAAP consistently applied, and (a)
prior to the Consolidation Date accompanied by an "unqualified" audit report on such financial statements acceptable to Bank by Goldstein Golub Kessler LLP or other independent accountants selected by Borrower and reasonably acceptable to
Bank, and (b) on and after the Consolidation Date, accompanied by an
"unqualified" audit report on such consolidated financial statements acceptable to Bank by Goldstein Golub Kessler LLP or other independent accountants selected by Borrower and reasonably acceptable to Bank.

     (3) Monthly Accounts Receivable Aging. As soon as available and in any event within fifteen (15) days after the end of each calendar month an accounts receivable aging schedule in form and substance reasonably satisfactory to Bank.

     (4) Monthly Borrowing Base Certificate. As soon as available and in any event within fifteen (15) days after the end of each calendar month, a Borrowing
Base Certificate as of the end of such month.

     (5) Monthly Material Contracts Schedule. As soon as available and in any event within fifteen (15) days after the end of each calendar month, a Material
Contracts Schedule as of the end of such month.

     (6) Certificate of Chief Financial Officer. Accompanying the quarterly and annual financial statements to be delivered under subsections (1) and (2) above, a certificate of the chief financial officer of Borrower (a) certifying that, to the best of the knowledge of such chief financial officer, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature of such Default or

                                       18

Event of Default and the action which is proposed to be taken with respect to such Default or Event of Default, and (b) calculating (i) compliance with the financial covenants included in "Financial Covenants" (Article VII) and (ii) the
Pricing Ratio.

     (7) Management Letters. Promptly after their receipt, copies of all management letters or reports submitted to Borrower by its independent public accountants in connection with the examination of the financial statements of
Borrower made by such accountants.

     (8) Litigation. Promptly after their commencement, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator involving or affecting any Credit Party, which is reasonably likely to be determined against such Credit Party, and, if so determined, is reasonably likely to result in a Material Adverse Change.

     (9) Notice of Defaults and Events of Default. As soon as possible and in any event within five (5) days after the occurrence of each Default or Event of
Default, a written notice setting forth the details of such Default or Event of
Default and the action which is proposed to be taken with respect to such
Default or Event of Default.

     (10) Reports to Other Creditors. Promptly after their furnishing, copies of any statement or report furnished to any other Person pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished pursuant to any other clause of this Section.

     (11) Insurance. Promptly after the occurrence of any casualty, damage or loss to a Credit Party, whether or not giving rise to a claim under any insurance policy, in an amount greater than $25,000 notice of such event, together with copies of any documents relating to such event, including copies of any such claim, in possession or control of such Credit Party or any agent of such Credit Party, and immediately after the occurrence thereof, written notice of any cancellation of any insurance policy required to be maintained by such
Credit Party pursuant to any of the Financing Documents.

     (12) Environmental Notices. Promptly after their receipt, copies of all
Environmental Notices received by a Credit Party.

     (13) Material Adverse Change. As soon as possible and in any event within three (3) Business Days after the occurrence of any event or circumstance which has resulted in, or is reasonably likely to result in, a Material Adverse
Change, written notice of such event or circumstance.

     (14) ERISA Reports. Upon the request of Bank, promptly after their filing or receipt, copies of all reports, including annual reports, and notices which
Borrower files with or receives from the PBGC or the U.S. Department of Labor under ERISA, and as soon as possible and in any event within three (3) Business
Days after Borrower knows or has reason to know that any Reportable Event or
Prohibited Transaction has occurred with respect to any Plan or that the PBGC or
Borrower or any ERISA Affiliate has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, Borrower will deliver to Bank a certificate of the chief

                                       19

financial officer of Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action Borrower proposes to take with respect to such Event, Transaction or termination.

     (15) Affiliate Guarantors. At least fifteen (15) days before the formation, creation or acquisition of an Affiliate Guarantor, provide a written report to
Bank stating the name of such Affiliate Guarantor, the type of legal entity of such Affiliate Guarantor and the percentage of Equity Interest in such Affiliate
Guarantor to be hold by Borrower.

     (16) General Information. Such other information respecting the status of the business, assets, liabilities, results of operations, condition (financial or otherwise), property or prospects of any Credit Party as Bank may reasonably request from time to time.

     Section 5.10. Compliance with Assignment of Claims Act. Upon the request of
Bank, take all actions required to comply with the Assignment of Claims Act of
1940.

     Section 5.11. Compliance with Borrowing Base. At all times take all actions required so that the aggregate principal amount of all outstanding Revolving
Credit Loans is equal to or less than then current calculation of the Borrowing
Base.

     Section 5.12. Landlord Waivers. As soon as practical, take all actions required to obtain landlord waivers for all leased locations where the assets of
Borrower are located, warehousemen's waivers for all warehouse locations where the assets of Borrower are located and mortgagee waivers for all mortgaged locations where the assets of Borrower are located and Borrower is the mortgagor.

                          ARTICLE VI NEGATIVE COVENANTS

     So long as the Revolving Credit Note remains unpaid or any other amount is owing by any Credit Party to Bank under any Financing Document, no Credit Party shall:

     Section 6.01. Debt. Create, incur, assume, or suffer to exist, any Debt, except (1) Debt under the Financing Documents or any other Debt owed to Bank,
(2) accrued expenses, trade payables, advances or progress payments under contracts, all as are customarily incurred in the ordinary course of business, and (3) Debt secured by purchase money Liens permitted by "Liens" (Section
6.03).

     Section 6.02 Guarantees. Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable for the obligations of any
Person, including but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss, except (1) guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and
(2) guaranties of the obligations of Affiliate Guarantors.

                                       20

     Section 6.03 Liens. Create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties or assets, now owned or hereafter acquired, except

     (1) Liens in favor of Bank,

     (2) Liens for taxes or assessments or other governmental changes or levies if not yet due and payable or if they are due and payable they are the subject of a Good Faith Contest,

     (3) Liens imposed by Law, such as mechanic's, materialmen's, landlord's, warehousemen's, and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or which are being contested pursuant to a Good Faith Contest,

     (4) Liens under worker's compensation, unemployment insurance, social security, or similar legislation,

     (5) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business,

     (6) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured by such Liens are the subject of a
Good Faith Contest,

     (7) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by such Credit Party of the property or assets so encumbered in the ordinary course of its business or materially impair the value of the property subject to such encumbrance,

     (8) Purchase money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease, provided that:

     (a) Any property subject to any of the foregoing is acquired by the applicable Credit Party in the ordinary course of its business and the Lien on any such property is created contemporaneously with such acquisition,

     (b) The Debt secured by any Lien so created, assumed, or existing shall not exceed 100% of the lesser of cost or fair market value of such property as of the time of acquisition of such property,

     (c) Each such Lien shall attach only to the property so acquired and fixed improvements on such property,

                                       21

     (d) The aggregate Debt outstanding at any time secured by all such Liens with respect to all Credit Parties shall not exceed $250,000.

     Section 6.04. Lease Obligations. Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except (1) Capital Leases permitted by "Liens" (Section 6.03), and (2)
leases (other than Capital Leases) which do not in the aggregate require all
Credit Parties to make payments (including taxes, insurance, maintenance, and similar expenses which each Credit Party is required, in the aggregate, to pay under the terms of any lease) in any Fiscal Year in excess of $500,000.

     Section 6.05 Investments. Make any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, except (1) direct obligations of the United
States of America or any agency thereof backed by the full faith and credit of the United States of America with maturities of one (1) year or less from the date of acquisition, (2) commercial paper with maturities of one hundred eighty
(180) days or less of a domestic issuer rated at least "A-1" by Standard &
Poor's Rating Group, a division of McGraw-Hill Companies or "P-1" by Moody's
Investors Service, Inc., (3) certificates of deposit with maturities of one (1)
year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of $1,000,000,000 and (4) loans or advances made to directors, officers and employees of Borrower provided that the aggregate principal amount of all such loans or advances outstanding at any time is equal to or less than $250,000.

     Section 6.06 Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets, except (1)
inventory disposed of in the ordinary course of business, and (2) the sale or other disposition of assets no longer used or useful in the conduct of its business.

     Section 6.07. Distributions. Declare or pay any dividends or distributions
(other than dividends payable solely in capital stock) or purchase, redeem, retire, or otherwise acquire for value any of its capital stock or securities convertible into capital stock now or hereafter outstanding, or make any distribution of assets to stockholders as such, whether in cash, assets, or in obligations of Borrower, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any capital stock, or make any other distribution by reduction of capital or otherwise in respect of any capital stock, or purchase or otherwise acquire for value any capital stock.

     Section 6.08 Fundamental Changes. Merge or consolidate with, or change its form of business organization, or liquidate or dissolve (or suffer any liquidation or dissolution), or sell, assign, lease, or otherwise dispose of
(whether in one transaction or in a series of transactions) all or a material portion of its assets (whether now owned or hereafter acquired), to any Person, or acquire all or substantially all of the assets or the business of any Person, or acquire from any Person assets which will constitute a material portion of the assets of the applicable Credit Party after giving effect to such acquisition, or enter into a joint venture with any Person or become a partner in any partnership.

                                       22

     Section 6.09. Lines of Business. Directly or indirectly engage in any business inconsistent with the general character of the business in which it is engaged on the Closing Date, or substantially alter the general character of its business.

     Section 6.10. Transaction With Affiliate. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the business of the applicable
Credit Party and upon fair and reasonable terms no less favorable to such Credit
Party that such Credit Party would obtain in a comparable arm's length transaction with a Person not an Affiliate.

     Section 6.11. Name, Fiscal Year Accounting and Organizational Documents.
Change its name, its Fiscal Year, its method of accounting, except as required by GAAP, or any of the terms or provisions of its certificate incorporation or by-laws or any other organizational document.

     Section 6.12. Prepayment of Debt. Prepay any Debt, other than Debt owed to
Bank.

                         ARTICLE VII FINANCIAL COVENANT

     So long as the Revolving Credit Note remains unpaid or any other amount is owing by any Credit Party to Bank under any Financing Document:

     Section 7.01. Minimum Net Income. Credit Parties will have for each Fiscal
Quarter Net Income of not less than $1.00.

                   ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES

     Section 8.01 Events of Default. Any of the following events shall be an
"Event of Default":

     (1) Payment Default. Borrower fails (a) to pay the principal of, or interest on, the Revolving Credit Note when due and payable, or (b) failure to make a mandatory prepayment under "Mandatory Prepayment" (Section 2.12) when required, or (c) Borrower fails to pay any fees or expenses required to be paid under any of the Financing Documents within five (5) Business Days of when due and payable,

     (2) Breach of Representation. Any representation or warranty made by a
Credit Party in any Financing Document to which it is a party or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Financing Document shall prove to have been (a) in the case of such representation or warranty which is not subject to a materiality limitation or qualification, incorrect in any material respect on or as of the date made, or (b) in the case of such representation or warranty which is subject to a materiality limitation or qualification, incorrect on or as of the date made,

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     (3) Breach of Covenant. Borrower fails to perform or observe any term, covenant or agreement contained in "Maintenance of Insurance" (Section 5.05),
"Reporting Requirements" (Section 5.09), "Negative Covenants" (Article VI) or
"Financial Covenant" (Article VII) on its part to the performed or observed, or
Borrower fails to perform or observe any other term, covenant or agreement contained in this Agreement and such failure shall remain unremedied for fifteen
(15) consecutive calendar days after such occurrence,

     (4) Cross Default. Any Credit Party shall (a) fail to pay all or any portion of its Debt (other than the Debt evidenced by the Revolving Credit Note)
or any interest or premium on such Debt when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other default under any agreement or instrument relating to any such Debt, or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt, or any such Debt shall be declared to be due and payable, or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity of such
Debt,

     (5) Bankruptcy. Any Credit Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Credit Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangements, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and if instituted against a Credit
Party shall remain undismised for a period of 60 days, or any Credit Party shall take any action to authorize any of the actions set forth above in this subsection (5),

     (6) Judgments. Any judgment or order or combination of judgments or orders for the payment of money, in excess of $25,000 in the aggregate, shall be rendered against any Credit Party and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (b) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect,

     (7) ERISA. Any of the following events occur or exist with respect to
Borrower or any ERISA Affiliate: (a) any Prohibited Transaction involving any
Plan; (b) any Reportable Event with respect to any Plan; (c) the filing under
Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any
Plan, or the institution of the PBGC of any such proceedings; (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and
in each case above, such event or condition, together with all other events or conditions, if any, could in the reasonable opinion of Bank subject any Credit
Party or

                                       24

any ERISA Affiliate to any tax, penalty, or other liability to a Plan, a
Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceeds or may exceed $25,000,

     (8) Financing Documents. Any Financing Document shall at any time after its execution and delivery and for any reason, ceases to be in full force and effect or shall be declared to be null and void, or the validity or enforceability of such Financing Document shall be contested by any Credit Party or any Credit
Party shall fail to perform any of its obligations under such Financing Document or any Credit Party shall deny that it has any or further liability or obligation under any such Financing Document,

     (9) Security Documents. Any Security Document shall at any time and for any reason cease (a) to create a valid Lien in and to the property purported to be subject to such Security Document, or (b) if the Lien on the property purported to be subject to such Security Document ceases for any reason to be a perfected first priority Lien in any or all of such property,

     (10) Change of Control. The occurrence of a Change of Control,

     (11) Change of Management. If for any reason Edward J. Fred is no longer actively engaged on a full time basis in the management and operation of the business of Borrower,

     (12) Affiliates. If for any reason any Affiliate Guarantor formed, created or acquired after the Closing Date fails to execute and deliver both a Guaranty and a Security Agreement (Guarantor) simultaneously with such formation, creation or acquisition; or

     (14) Material Adverse Change. The occurrence of a Material Adverse Change.

     Section 8.02 Remedies. If any Event of Default shall occur, Bank may, (1)
by notice to Borrower, terminate the Revolving Credit Commitment, (2) by notice to Borrower, declare the outstanding Revolving Credit Loans Note, all interest on the Revolving Credit Note, and all other amounts payable under any other
Financing Document to be forthwith due and payable, whereupon the Revolving
Credit Note, all such interest, and all such amounts due under such other
Financing Documents shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower, (3) exercise any remedies provided in any of the Financing Documents and/or (4) exercise any rights and remedies provided by Law, provided, however, that upon the occurrence of an Event of Default specified under (5) above, the outstanding Revolving Credit Note and any other amounts payable under all the Financing Documents, and all interest on any of the foregoing, shall be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

     No failure on the part of Bank to exercise, and no delay in exercising, any right under any Financing Document shall operate as a waiver of such right or preclude any other or further exercise of such right or the exercises of any other right. The remedies provided in the Financing Documents are cumulative and not exclusive of any remedies provided by Law.

                                       25

                            ARTICLE IX MISCELLANEOUS

     Section 9.01 Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Financing Document, nor consent to any departure by any Credit Party from any Financing Document, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 9.02 Usury. Anything herein to the contrary notwithstanding, the obligations of Borrower under this Agreement and the Revolving Credit Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of such payment would be contrary to provisions of Law applicable to Bank limiting rates of interest which may be charged or collected by Bank.

     Section 9.03 Costs and Expenses. Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration of any of the Financing Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank, with respect to the items noted above and with respect to advising
Bank as to its rights and responsibilities under any of the Financing Documents, and all costs and expenses, if any, in connection with the enforcement of any of the Financing Documents. In addition, Borrower agrees to pay for one Field Audit in each calendar year and all Field Audits conducted after the occurrence of an
Event of Default but in no event will Borrower be required to pay for more than two Field Audits in any calendar year. In addition, Borrower agrees to pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the
Financing Documents and the other documents to be delivered under any such
Financing Documents, and agrees to save Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. All such costs and expenses not paid when requested by Bank will accrue interest at a rate per annum equal to the
Alternate Base Rate plus 4.50%.

     Section 9.04 Indemnification. Borrower agrees to indemnify Bank and its directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by Borrower of the proceeds of the Revolving Credit Loans, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

     The obligations of Borrower under this Section shall survive the repayment of the Revolving Credit Loans and all amounts due under or in connection with any of the Financing Documents.

                                       26

     Section 9.05 Assignment, Participation. This Agreement shall be binding upon, and shall inure to the benefit of Borrower, Bank and their respective successors and assigns. Borrower may not assign or transfer its rights or obligations under any of the Financing Documents. In the case of an assignment by Bank, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment), the same rights, benefits and obligations as it would have if it were Bank.

     Bank may sell participation in all or any part of the Revolving Credit
Loans to one or more banks or other institutions. Each such participant shall have no rights under the Financing Documents and all amounts payable by Borrower shall be determined as if Bank had not sold such participation. Bank may furnish any information concerning Borrower in the possession of Bank from time to time to assignees and participants (including prospective assignees and participants).

     Bank will notify Borrower of an assignment under this Section. Bank has the right to pledge the Revolving Credit Note to a Federal Reserve Bank.

     Section 9.06 Notices, Etc. All notices and other communications provided for under any of the Financing Documents shall be in writing and shall be delivered by hand or overnight courier service, registered mailed or sent by telecopy to any party to this Agreement, at its address specified on its signature page to this Agreement or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices and communications shall be effective in the case of delivery by hand or overnight courier service or by telecopy on the date of receipt and be effective in the case of delivery by mail five (5) Business Days after being deposited in the mails.

     Section 9.07 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, Bank is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of
Borrower against any and all of the obligations of Borrower now or hereafter existing under any of the Financing Documents, irrespective of whether or not
Bank shall have made any demand under such Financing Document and although such obligations may be unmatured. Bank agrees promptly to notify Borrower, after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

     Section 9.08 Jurisdiction, Immunities. Each Credit Party hereby irrevocably submits to the jurisdiction of any New York State or United States Federal court sitting in County of Nassau in the State of New York over any action or proceeding arising out of or relating to any of the Financing Documents, and each Credit Party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or
Federal court. Each Credit Party irrevocably consents to the service of any and all process in any such

                                       27

action or proceeding by the mailing of copies of such process to such Credit
Party at its address specified on the signature page of this Agreement by registered mail, return receipt requested. Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Credit Party further waives any objection to venue in such State on the basis of inconvenient forum. Each Credit Party further agrees that any action or proceeding brought against Bank shall be brought only in New York State or United States Federal court sitting in the County of
Nassau.

     Nothing in this Section shall affect the right of Bank to serve legal process in any other manner permitted by Law or affect the right of Bank to bring any action or proceeding against any Credit Party or its property in the courts of any other jurisdictions.

     To the extent that any Credit Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such
Credit Party hereby irrevocably waives such immunity in respect of its obligations under all of the Financing Documents.

     Section 9.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to its conflict of law principles.

     Section 9.10 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     Section 9.11 Table of Contents, Headings. The headings in the Table of
Contents and in this Agreement are for reference only, and shall not affect the interpretation or construction of this Agreement.

     Section 9.12 Severability of Provisions. Any provision of any Financing
Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Financing
Document or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 9.13 Integration. The Financing Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

     Section 9.12 WAIVER OF JURY TRIAL. BORROWER HEREBY WAIVES ITS RIGHT TO A
JURY TRIAL.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                       28

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the year and date first above written.

                                        CPI Aerostructures, Inc.

                                        By: /S/ Edward J. Fred
                                            ------------------------------------
                                        Name: Edward J. Fred
                                        Title: Chief Executive Officer,
                                               President and Secretary

                                        Address for Notices:

                                        CPI Aerostructures, Inc.
                                        200A Executive Drive
                                        Edgewood, New York  11717

                                        JPMorgan Chase Bank, N.A.

                                        By: /S/ Lisa A. Gomez
                                            ------------------------------------
                                        Name: Lisa A. Gomez
                                        Title: Vice President

                                        Address for Notices:

                                        JPMorgan Chase Bank, N.A.
                                        395 North Service Road
                                        Suite 302
                                        Melville, New  York  11747

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